Exhibit 4.20

Affimed GmbH Affimed N.V. Im Neuenheimer Feld 582 69120 Heidelberg Perceptive Credit Opportunities Fund, LP Mr. Edelman 51 Astor Place 10th Floor New York New York 10003 USA

March 29, 2016

Term Facility Agreement dated July 24, 2014

Waiver regarding a Development Milestone (Clause 19.2)

Dear Mr. Edelman,

We are writing to you on behalf of Affimed GmbH and on behalf of Affimed N.V. As discussed with Sam Chawla and Sandeep Dixit, we are contemplating to discuss with you the structure and certain terms of the Term Facility Agreement between Affimed GmbH (formerly Affimed Therapeutics AG, the “Company”) as Borrower, Affimed N.V. as Guarantor and funds managed by Perceptive Advisors LLC – currently Perceptive Credit Opportunities Fund, LP and PCOF Phoenix II Fund, LP – as Lenders, dated July 24, 2014 (as amended from time to time, the “Agreement”). In connection therewith and in order to better reflect the Company’s current development strategy, the Parties might also agree on development milestones other or different than those currently set-out in Schedule 6 to the Agreement.

To allow for sufficient time for the above mentioned discussions, the Lender hereby agrees to waive, up and until September 30, 2016, any rights it may have under Section 21.13 (Events of Default, Other obligations) of the Agreement in connection with 19.2 (Development of Milestones) and Schedule 6, No. 2 of the Agreement. For the avoidance of doubt, all other rights and obligations of the Parties under the Agreement remain unaffected, in particular, but not limited to, the Lender’s rights under Section 21.13 (Events of Default, Other obligations) in case of any non-compliance with any provision of the Finance Documents other than 19.2 (Development of Milestones), Schedule 6, No. 2.

Terms defined in the Agreement have the same meaning in this letter, unless otherwise defined herein. This letter is governed by German law.

Affimed GmbH
Affimed N.V.	Phone: +49 6221 65307 0	Bankverbindung: Deutsche Bank	Geschäftsführer der Affimed GmbH:
Technologiepark	Fax: +49 6221 65307 49	IBAN DE 5867 2700 0300 1408 0600	Dr. Adi Hoess
Im Neuenheimer Feld 582	www.affimed.com	BIC DEUTDESM672	Dr. Florian Fischer
69120 Heidelberg	E-Mail: info@affimed.com	Sitz der Gesellschaft: Heidelberg	Dr. Jens-Peter Marschner
Germany		Registergericht: Amtsgericht Mannheim	Dr. Martin Treder
		HRB 721206 – VAT.Nr.: DE 206700144	Dr. Jörg Windisch

Please return countersigned copies of this letter to Affimed GmbH and to Affimed N.V. at your earliest convenience.

Kind regards

On behalf of Affimed GmbH:

March 29, 2016

Date

/s/ Adi Hoess	/s/ Florian Fischer
Dr. Adi Hoess	Dr. Florian Fischer
CEO	CFO

On behalf of Affimed N.V.

March 29, 2016

Date

/s/ Adi Hoess	/s/ Florian Fischer
Dr. Adi Hoess	Dr. Florian Fischer
CEO	CFO

Affimed GmbH
Affimed N.V.	Phone: +49 6221 65307 0	Bankverbindung: Deutsche Bank	Geschäftsführer der Affimed GmbH:
Technologiepark	Fax: +49 6221 65307 49	IBAN DE 5867 2700 0300 1408 0600	Dr. Adi Hoess
Im Neuenheimer Feld 582	www.affimed.com	BIC DEUTDESM672	Dr. Florian Fischer
69120 Heidelberg	E-Mail: info@affimed.com	Sitz der Gesellschaft: Heidelberg	Dr. Jens-Peter Marschner
Germany		Registergericht: Amtsgericht Mannheim	Dr. Martin Treder
		HRB 721206 – VAT.Nr.: DE 206700144	Dr. Jörg Windisch

Accepted and Agreed

On behalf of Perceptive Credit Opportunities Fund, LP

And PCOF Phoenix II Fund, LP

March 29, 2016

Date

/s/ Joseph Edelman

Joseph Edelman

Affimed GmbH
Affimed N.V.	Phone: +49 6221 65307 0	Bankverbindung: Deutsche Bank	Geschäftsführer der Affimed GmbH:
Technologiepark	Fax: +49 6221 65307 49	IBAN DE 5867 2700 0300 1408 0600	Dr. Adi Hoess
Im Neuenheimer Feld 582	www.affimed.com	BIC DEUTDESM672	Dr. Florian Fischer
69120 Heidelberg	E-Mail: info@affimed.com	Sitz der Gesellschaft: Heidelberg	Dr. Jens-Peter Marschner
Germany		Registergericht: Amtsgericht Mannheim	Dr. Martin Treder
		HRB 721206 – VAT.Nr.: DE 206700144	Dr. Jörg Windisch